EXHIBIT 23.2
                       CONSENT OF INDEPENDENT ACCOUNTANTS

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                          Independent Auditors' Consent

The Partners
HealthCare Properties


We consent to incorporation by reference in the registration statement for the 1997 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation, as amended, on Form S-8 of our report dated February 5, 1999, relating to the consolidated balance sheets of HealthCare Properties, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, partnership equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report, as amended, on Form 10-K/A of Capital Senior Living Corporation.

                                                              /s/ KPMG LLP



Dallas, Texas
December 2, 1999